Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration No. 333-226728 on Form S-3 and Registration Statement Nos. 333-225309, 333-218075, 333-211098, 333-187179, and 333-185968 on Form S-8 and Post-effective Amendment No. 1 to Registration Statement No. 333-190725 on Form S-1 of PBF Energy Inc. of our report dated February 20, 2020, relating to the consolidated financial statements of PBF Energy Company LLC and subsidiaries, appearing in this Annual Report on Form 10-K of PBF Energy Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 20, 2020